UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 31, 2015

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington		98004
(Address of principal executive offices)		(Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 31, 2015, pursuant to that certain Amended and Restated Master Acquisition Agreement dated November 14, 2014 (the “Master Acquisition Agreement”) with Barco NV, a corporation formed under the laws of Belgium (“Barco Belgium” and together with all of its subsidiaries, “Barco”), Barco Inc., a corporation formed under the laws of Delaware (“Barco USA”) and Barco Integrated Solutions NV, a corporation formed under the laws of Belgium (collectively with Barco Belgium and Barco USA, the “Sellers”) Esterline Technologies Corporation, a Delaware corporation (“Esterline”), acquired the defense, aerospace and training businesses of the Sellers through the purchase of certain assets and the equity of certain direct and/or indirect subsidiaries of Barco Belgium for a total consideration of 150 million euros (approximately USD $175 million). Esterline financed the Barco acquisition primarily using international cash reserves, with the balance funded by borrowings under its existing credit facility.

There was no material relationship between Esterline (or any officer, director or affiliate of either Esterline, or any associate of any such officer or director) and Barco and any of the equity holders of Barco.

The press release regarding the Barco acquisition should be read in conjunction with the note regarding forward-looking statements, which is included in the press release, attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Esterline Technologies Corporation dated February 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: February 2, 2015	By:	/s/ ROBERT D. GEORGE
	Name:	Robert D. George
	Title:	Vice President, Chief Financial Officer & Corporate Development

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Esterline Technologies Corporation dated February 2, 2015.